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Exhibit 99.9

        ANNUAL REPORT

For the fiscal year ended September 30, 2001

BIOMAGNETIC TECHNOLOGIES, INC.
1992 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

4-D NEUROIMAGING
(formerly Biomagnetic Technologies, Inc.)
9727 Pacific Heights Blvd., San Diego, California 92121-3719
(Name of issuer of the securities held pursuant to
the plan and the address of its principal executive office)

BIOMAGNETIC TECHNOLOGIES, INC.
1992 EMPLOYEE STOCK PURCHASE PLAN

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Administrative Committee and Participants of Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan:

We have audited the accompanying statements of net assets available for benefits of Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan (the Plan) as of September 30, 2001 and 2000 and the related statements of changes in net assets available for benefits for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Plan's Administration. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of September 30, 2001 and 2000, and the changes in net assets available for benefits for each of the three years in the period ended September 30, 2001 in conformity with generally accepted accounting principles.

/s/ SWENSON ADVISORS, LLP

San Diego, California
January 24, 2002

BIOMAGNETIC TECHNOLOGIES, INC.

1992 EMPLOYEE STOCK PURCHASE PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	September 30,
	2001	2000
Cash and cash equivalents	$51,814	$64,913
Participant contributions receivable	4,499	11,699

	$56,313	$76,612

Liabilities:
Payable to participants	(6,101)	(76,612)

Net assets available for benefits	$50,212	$—

See accompanying notes to financial statements

BIOMAGNETIC TECHNOLOGIES, INC.

1992 EMPLOYEE STOCK PURCHASE PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended September 30,
	2001	2000	1999
Participant contributions	$104,386	$104,679	$68,688
Interest income	1,282	2,526	1,186
Benefits paid to participants	(55,456)	(185,296)	(33,973)

Net increase (decrease) in net assets available for benefits	50,212	(78,091)	35,901
Net assets available for benefits:
Beginning of year	—	78,091	42,190

End of year	$50,212	$—	$78,091

See accompanying notes to financial statements

BIOMAGNETIC TECHNOLOGIES, INC.

1992 EMPLOYEE STOCK PURCHASE PLAN

NOTES TO FINANCIAL STATEMENTS

Note A. Plan Description

In January 1992, the shareholders approved the establishment of the Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan (the "Plan") under Section 423 of the Internal Revenue Code. The Plan is intended to provide eligible employees with the opportunity to acquire an equity interest in Biomagnetic Technologies, Inc. (the "Company") through the acquisition of purchase rights, implemented in a series of purchase periods. The Plan is administered by a committee of two or more members of the Company's board of directors, (the "Plan Administrator"), as appointed by such board. In March 2000, the Company changed its name from Biomagnetic Technologies, Inc. to 4-D Neuroimaging ("4-D") and maintained the original name of this Plan.

Generally, employees are eligible for participation in the Plan in the calendar quarter following their first 90 days of continuous employment with the Company. After enrollment, payroll deductions are made to acquire shares under the Plan up to a maximum of the lesser of 15% of base salary or $25,000 per calendar year. Participants are fully vested at all times in the portion of their account attributable to their contributions. A participant may purchase a maximum of 40,000 shares during any one-purchase period. In addition, each participant is limited to purchases of $25,000 worth of the Company's stock when combined with any other Company stock purchase plan during any calendar year. Under no circumstances shall a purchase right be granted under the Plan to any Eligible Employee if such individual would immediately after the grant, own more than 5% of the total combined voting power of the Company.

The purchase price of the shares is the lesser of 85% of the fair market value of the shares on the date the purchase right is granted or 85% of the fair market value of the shares on the date the purchase period ends. The purchase rights may be terminated by the participant at any time. The balance in the participant's account, including accrued interest, which is credited to the participant's account based on the participant's contributions proportionate to the total contributions of all participants, will be returned to the participant upon such termination. In addition, if the participant's employment is terminated, any outstanding purchase rights are terminated and the balance in the payroll deduction account will be returned to the participant. If the participant dies or is permanently disabled, the participant's estate or the participant has the option to receive the balance in the payroll deduction account or purchase the shares at the end of the purchase period.

The Plan provides for automatic purchase of shares from the funds deducted from the participant's pay and earnings thereon at the end of the purchase period, subject to a pro-rata allocation if the Stock Purchase Plan is oversubscribed.

The Plan will terminate upon the earlier of (i) December 31, 2001, (ii) sale of all shares available for issuance or, (iii) termination by the Company immediately following the close of any purchase period. A total of 750,000 shares of common stock are authorized for purchase under the Employee Stock Purchase Plan and 43,041 shares of common stock are available for future purchases as of September 30, 2001. During the years ended September 30, 2001 and 2000, 277,591 and 315,317 shares were issued, respectively. The last purchase period of this Plan began on April 1, 2001 and ended November 30, 2001. At that time, 43,038 shares were issued under the Plan, effectively ending the Plan.

A new 10-year Employee Stock Purchase Plan has been approved by the Board of Directors of 4-D Neuroimaging as of January 4, 2002. If approval is granted by the shareholders at the next annual shareholder meeting scheduled for March 15, 2002 and all other compliance issues are met, the next purchase period will be from April 15, 2002 through October 14, 2002.

Participants should refer to the Plan document for a more complete description of the Plan's provisions. Participants should refer to the Company's filing on Form 10K for year ended September 30, 2001 for a complete presentation of the Company's financial position, results of operations and risks and uncertanties.

Note B. Summary of Significant Accounting Policies

Basis of Accounting

The Plan financial statements are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of short-term highly liquid investments with original maturities of three months or less. Cash equivalents, consisting principally of money market accounts, are stated at cost, which approximates market value. Cash and cash equivalents are held in a Company administered bank account and all investment decisions are directed by the Plan Administrator.

Payable to Participants

Payable to participants represents $6,101 of cash payout elections made by participants at the end of the September 30, 2001 fiscal year.

Interest Income

Interest income is recorded on the accrual basis.

Administrative Expenses of the Plan

All expenses incurred in the administration of the Plan are paid by the Company.

Contributions

Contributions to the Plan originate from after-tax payroll deductions of the participants.

Benefits Paid

Benefits paid represent the cost to the participants of the stock acquired as well as any cash payouts due to terminations or elections by the participants.

Income Taxes

The Plan Administrator believes that the Plan was established under, and is operated in compliance with, Section 423 of the Internal Revenue Code. Therefore, the Plan Administrator believes the Plan and earnings of the Plan are tax exempt as of the financial statement date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee of Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

BIOMAGNETIC TECHNOLOGIES, INC.
1992 EMPLOYEE STOCK PURCHASE PLAN

By:	/s/ D. SCOTT BUCHANAN D. Scott Buchanan 1992 Employee Stock Purchase Plan Administrative Committee	Date:	January 24, 2002

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  Exhibit 99.9
Index To Financial Statements
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
NOTES TO FINANCIAL STATEMENTS
SIGNATURES